EXHIBIT 99.1

400 Centre Street, Newton, MA 02458-2076	tel: (617) 964-8389 fax: (617) 969-5730

FOR IMMEDIATE RELEASE	Contact:
Timothy A. Bonang
Manager of Investor Relations
(617) 796-8149
www.hptreit.com

Hospitality Properties Trust Announces 2007 Second Quarter Results

Newton, MA (August 1, 2007):  Hospitality Properties Trust (NYSE: HPT) today announced its results of operations for the quarter and six months ended June 30, 2007.

Results for the quarter ended June 30, 2007:

Net income available for common shareholders was $46.8 million, or $0.50 per share, for the quarter ended June 30, 2007, compared to $33.5 million, or $0.47 per share, for the same quarter last year.

Funds from operations (FFO) for the quarter ended June 30, 2007, were $111.5 million, or $1.19 per share.  This compares to FFO for the quarter ended June 30, 2006, of $82.4 million, or $1.14 per share.

The weighted average number of common shares outstanding totaled 93.9 million and 72.0 million for the quarters ended June 30, 2007 and 2006, respectively.

Results for the six months ended June 30, 2007:

Net income available for common shareholders was $85.8 million, or $0.93 per share, for the six months ended June 30, 2007, compared to $66.8 million, or $0.93 per share, for the same period last year.  Net income available for common shareholders for the six months ended June 30, 2007, includes $2.7 million, or $0.03 per share, of costs associated with the spin off of TravelCenters of America LLC (AMEX: TA), or TA, to HPT’s shareholders on January 31, 2007.

Funds from operations (FFO) for the six months ended June 30, 2007, were $210.0 million, or $2.27 per share.  This compares to FFO for the six months ended June 30, 2006, of $155.1 million, or $2.16 per share.

The weighted average number of common shares outstanding totaled 92.3 million and 71.9 million for the six months ended June 30, 2007 and 2006, respectively.

A Maryland Real Estate Investment Trust with transferable shares of beneficial interest listed on the New York Stock Exchange.

No shareholder, Trustee or officer is personally liable for any act or obligation of the Trust.

Hotel Portfolio Performance:

For the quarter ended June 30, 2007 compared to the same period in 2006, revenue per available room, or RevPAR, increased by 4.4% to $78.89, average daily rate, or ADR, increased 6.1% to $105.05 and occupancy declined 1.2 percentage points to 75.1%.

For the six months ended June 30, 2007 compared to the same period in 2006, RevPAR increased by 4.4% to $76.12, ADR increased 6.5% to $105.28 and occupancy declined 1.5 percentage points to 72.3%.

Investing Activities:

On May 30, 2007, HPT acquired 40 travel centers from Petro Stopping Centers Holdings, L.P. for approximately $655 million including closing costs.  The purchase was funded with borrowings under HPT’s revolving credit facility.  Simultaneous with this acquisition, the sites were leased to TA for an initial minimum rent of $62.2 million per year.

Subsequent Event:

On July 26, 2007, HPT sold 18 Homestead Studio Suites hotels for approximately $205 million.  Net proceeds from this sale were used to reduce amounts outstanding under HPT’s revolving credit facility.  HPT expects to recognize a gain on this sale of approximately $95 million in the 2007 third quarter.

Conference Call:

On Wednesday, August 1, 2007, at 1:00 p.m. Eastern Time, John Murray, president and chief operating officer, and Mark Kleifges, chief financial officer, will host a conference call to discuss the results for the second quarter and six months ended June 30, 2007.

The conference call telephone number is (800) 810-0924.  Participants calling from outside the United States and Canada should dial (913) 981-4900.  No pass code is necessary to access the call from either number.  Participants should dial in about 15 minutes prior to the scheduled start of the call.  A replay of the conference call will be available through Tuesday, August 7, 2007.  To hear the replay, dial (719) 457-0820.  The replay pass code is 3942994.

A live audio webcast of the conference call will also be available in a listen only mode on the company’s web site, which is located at www.hptreit.com.  Participants wanting to access the webcast should visit the company’s web site about five minutes before the call.  The archived webcast will be available for replay on HPT’s web site for about one week after the call.

Supplemental Data:

A copy of HPT’s Second Quarter 2007 Supplemental Operating and Financial Data is available for download at HPT’s web site, www.hptreit.com.

Hospitality Properties Trust is a real estate investment trust, or REIT, which owns 292 hotels and 186 travel centers located in 44 states, Puerto Rico and Canada. HPT is headquartered in Newton, Massachusetts.

Hospitality Properties Trust

CONSOLIDATED STATEMENT OF INCOME AND FUNDS FROM OPERATIONS

(in thousands, except per share data)

(Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Revenues:
Hotel operating revenues (1)	$249,774	$233,627	$474,245	$435,455
Rental income (1)	81,530	32,870	143,130	65,346
FF&E reserve income (2)	5,769	5,273	11,208	10,263
Interest income	658	428	3,806	850
Total revenues	337,731	272,198	632,389	511,914

Expenses:
Hotel operating expenses (1)	184,311	172,625	344,709	316,814
Interest (including amortization of deferred financing costs of $913, $635, $1,652 and $1,245, respectively)	33,795	21,162	64,450	40,150
Depreciation and amortization	55,259	35,848	104,330	70,800
General and administrative	10,084	7,186	18,535	13,540
TA spin off costs (3)	—	—	2,711	—
Total expenses	283,449	236,821	534,735	441,304
Net income	54,282	35,377	97,654	70,610
Preferred distributions	(7,470)	(1,914)	(11,829)	(3,828)
Net income available for common shareholders	$46,812	$33,463	$85,825	$66,782

Calculation of FFO (4):
Net income available for common shareholders	$46,812	$33,463	$85,825	$66,782
Add: FF&E deposits not in net income (2)	492	533	990	1,045
Depreciation and amortization	55,259	35,848	104,330	70,800
TA spin off costs (3)	—	—	2,711	—
Deferred percentage rent (5)	1,684	1,528	3,354	3,176
Deferred additional returns (6)	7,294	10,993	12,793	13,343
Funds from operations (“FFO”)	$111,541	$82,365	$210,003	$155,146

Weighted average common shares outstanding	93,868	71,953	92,323	71,937

Per common share amounts:
Net income available for common shareholders	$0.50	$0.47	$0.93	$0.93
FFO (4)	$1.19	$1.14	$2.27	$2.16
Common distributions declared	$0.76	$0.74	$1.52	$1.47

See Notes on page 5

Hospitality Properties Trust

NOTES TO CONSOLIDATED STATEMENT OF INCOME AND FUNDS FROM OPERATIONS

(in thousands, except per share data)

(1)          At June 30, 2007, each of our 310 hotels are included in one of eleven combinations of hotels of which 201 are leased to our taxable REIT subsidiaries and managed by independent hotel operating companies and 109 are leased to third parties. Our 186 travel centers are leased under two agreements. Our consolidated statement of income includes hotel operating revenues and expenses of managed hotels and rental income from our leased hotels and travel centers.

(2)          Various percentages of total sales at most of our hotels are escrowed as reserves for future renovations or refurbishment, or FF&E Reserve escrows. We own the FF&E Reserve escrows for all the hotels leased to our taxable REIT subsidiaries and for most of the hotels leased to third parties. We have a security and remainder interest in the FF&E Reserve escrows for the remaining hotels leased to third parties. When we own the FF&E Reserve escrows at hotels leased to third parties we report payments into the escrow as additional rent. When we have a security and remainder interest in the FF&E Reserve escrows, deposits are not included in revenue but are included in FFO. We do not report the amounts which are escrowed as FF&E reserves for our managed hotels as FF&E reserve income in our consolidated statement of income.

(3)          During the first quarter of 2007, we expensed $2,711 of costs in connection with the spin off of our former subsidiary, TravelCenters of America LLC, or TA, to our shareholders on January 31, 2007.

(4)          We compute FFO as shown. Our calculation of FFO differs from the NAREIT definition because we include FF&E deposits not included in net income (see note 2), deferred percentage rent (see note 5) and deferred additional returns (see note 6) and exclude TA spin off costs (see note 3). We consider FFO to be an appropriate measure of performance for a REIT, along with net income and cash flow from operating, investing and financing activities. We believe that FFO provides useful information to investors because by excluding the effects of certain historical costs, such as depreciation expense, it may facilitate comparison of operating performance among REITs. FFO does not represent cash generated by operating activities in accordance with GAAP and should not be considered an alternative to net income or cash flow from operating activities as a measure of financial performance or liquidity. FFO is among the important factors considered by our board of trustees when determining the amount of distributions to shareholders. Other important factors include, but are not limited to, requirements to maintain our status as a REIT, limitations in our revolving credit facility and public debt covenants, the availability of debt and equity capital to us and our expectation of our future capital needs and operating performance.

(5)          In calculating net income we recognize percentage rental income received for the first, second and third quarters in the fourth quarter, which is when all contingencies are met and the income is earned. Although we defer recognition of this revenue until the fourth quarter for purposes of calculating net income, we include the amount in the calculation of FFO for each quarter of the year. The fourth quarter FFO calculation excludes the amounts recognized during the first three quarters.

(6)          Our share of the operating results of our managed hotels in excess of the minimum returns due to us, or additional returns, are generally determined based upon annual calculations. In calculating net income we recognize additional returns in the fourth quarter, which is when all contingencies are met and the income is earned. Although we defer recognition of this income until the fourth quarter for purposes of calculating net income, we include the amount in the calculation of FFO for each quarter of the year. The fourth quarter FFO calculation excludes the amounts recognized during the first three quarters.

Hospitality Properties Trust

CONSOLIDATED BALANCE SHEET

(dollars in thousands, except share data)

	June 30,	December 31,
	2007	2006
	(Unaudited)	(Audited)
ASSETS

Real estate properties, at cost:
Land	$1,399,743	$584,199
Buildings, improvements and equipment	4,859,610	3,457,818
	6,259,353	4,042,017
Accumulated depreciation	(776,165)	(707,838)
	5,483,188	3,334,179
Cash and cash equivalents	11,535	553,256
Restricted cash (FF&E reserve escrow)	30,684	27,363
Other assets, net	264,606	42,665
	$5,790,013	$3,957,463

LIABILITIES AND SHAREHOLDERS’ EQUITY

Revolving credit facility	$658,000	$—
Senior notes, net of discounts	1,495,330	1,196,130
Convertible senior notes	575,000	—
Mortgage payable	3,664	3,700
Security deposits	185,366	185,366
Accounts payable and other liabilities	153,320	119,536
Due to affiliate	3,074	3,277
Dividends payable	4,754	1,914
Total liabilities	3,078,508	1,509,923

Commitments and contingencies

Shareholders’ equity:
Preferred shares of beneficial interest; no par value; 100,000,000 shares authorized:
Series B preferred shares; 8 7/8% cumulative redeemable; 3,450,000 shares issued and outstanding, aggregate liquidation preference $86,250	83,306	83,306
Series C preferred shares; 7% cumulative redeemable; 12,700,000 shares and none issued and outstanding, respectively, aggregate liquidation preference $317,500	306,833	—
Common shares of beneficial interest; $0.01 par value; 150,000,000 shares authorized; 93,869,429 and 86,284,251 shares issued and outstanding, respectively	939	863
Additional paid-in capital	3,048,690	2,703,687
Cumulative net income	1,477,765	1,380,111
Cumulative preferred distributions	(78,821)	(66,992)
Cumulative common distributions	(2,127,207)	(1,653,435)
Total shareholders’ equity	2,711,505	2,447,540
	$5,790,013	$3,957,463

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